Exhibit 3.1

The Companies Law, 5759-1999

A Limited Liability Company

Articles of Association

of

Hub Cyber Security (Israel) Ltd.

The name of the Company is:

In Hebrew:	האב אבטחת מידע (ישראל) בע״מ.

In English:	HUB Cyber Security (Israel) LTD.

1.	In these Articles of Association, each term shall have the meaning as indicated alongside it.

Words	Meaning

"The Company"	Hub Cyber Security (Israel) Ltd.

"The Securities Law"	The Securities Law, 5729-1968, as amended and in force from time to time, including any law that may replace it and any regulation enacted pursuant to it.

"The Companies Law"	The Companies Law, 5759-1999, as amended and in force from time to time, including any law that may replace it and any regulation enacted pursuant to it.

"Corporate Law"	The Companies Law, the Securities Law, as well as the provisions of the Stock Exchange in which the Company's shares are traded.

"The Articles of Association" or "These Articles"	The Company's Articles of Association as worded below or as amended from time to time.

"Ordinary Shares"	Ordinary company shares with no par value.

"Officer"	This term as defined in the Companies Law.

"The Board of Directors"	The Company's Board of Directors as duly elected and pursuant to the provisions of these Articles.

"Ordinary Resolution"	A resolution adopted by a simple majority of those entitled to a vote in the Company who are present and are taking part in the vote on their own behalf or by proxy, without counting abstained votes.

"The Office"	The Company's registered office as it shall be from time to time.

"The Company Seal"	The Company's rubber stamp or the Company's printed, written, or stamped name.

"Month"	Gregorian calendar month.

"In writing"	In handwriting, print, by typewriter, photocopy, telex, telegram, facsimile, email, or any other readable means, or that is produced in any visual alternative to writing, including the combination of any two means and more.

"Administrative Proceeding"	A proceeding pursuant to Chapters H3 (Imposition of a Financial Sanction by the Securities Authority), H4 (Imposition of Administrative Means of Enforcement by the Administrative Enforcement Committee), or I1 (Arrangement for refraining from proceedings or termination of proceedings, contingent upon conditions) of the Securities Law, or a proceeding pursuant to Section D of Chapter Four in Part Nine of the Companies Law or any similar proceeding to the above pursuant to the law.

Anything stated in these Articles in the singular shall mean also the plural and vice versa, and anything stated in the masculine shall mean also the feminine, and words that mean persons shall include also corporations; as long as there is no other express provision in these Articles, and nothing in the subject or the context that does not align with this meaning.

Except for the above, each word and phrase in these Articles shall have the meaning known for it in the Companies Law, unless it is in contradiction to the written subject or content.

Any amendment of these Articles or part thereof shall be made via ordinary resolution of the Company's General Shareholders' Meeting.

Public Company

2.	The Company is a public company as defined in the Companies Law.

Liability of the Shareholders

3.	Each shareholder's liability is limited to the par value of the shares he owns.

Company Objectives

4.	The Company's objective is to engage in any lawful business.

5.	The Company may donate reasonable sums for worthy causes, even if the donations do not form part of the Company's business considerations.

The Share Capital

6.	The Company's registered share capital is 200,000,000 ordinary shares and is comprised of 200,000,000 ordinary shares with no par value.

7.	All ordinary shares shall be equal in their rights for any intents and purposes and each ordinary share shall grant its holder:

A)	The right to be summoned, to participate, and vote in all of the Company's General Meetings, and the right to one vote for each ordinary share in his possession during every vote of the Company's General Shareholders' Meeting he participates in;

B)	The right to receive dividends, if distributed, and the right to receive preferred shares if distributed, and a right in case of asset distribution or any other distribution, all pro rata to the number of shares of each shareholder.

C)	The right to participate in the distribution of surplus assets upon liquidation of the Company pro rata to the number of shares of each shareholder.

Change of Share Capital

8.	Subject to the provisions of the law and these Articles, the Company's General Shareholder's Meeting may from time to time carry out the following actions via ordinary resolution:

A)	Increase its share capital, whether all of the shares registered at the time were issued or not and whether the issued shares were fully paid up or not, by creating new shares, and such new capital shall be of the amount and divided to shares in such amounts or subject to terms and limitations in relation to dividends, voting or other rights, as provided by the Company in its capital increase resolution.

B)	Consolidate and distribute all or part of the Company's share capital to a lesser or larger number of shares, correspondingly;

C)	Decrease the Company's share capital and any reserve fund for capital redemption in the way deemed fit and subject to the provisions of the Company's Law.

D)	Carry out any action in relation to the Company's share capital pursuant to Corporate Law;

9.	If the Company adopts a resolution as in Clause 8 above, the Board of Directors shall be authorized to decide regarding share fractions, as may exist or be created, as well as regarding any other issue that may arise due to the change of the share capital pursuant to Clause 8 above, as it may deem fit.

10.	Subject to the provisions of the law and these Articles, the Company may offer the public to purchase Company securities, including shares and rights to purchase shares up to the Company's registered capital as it shall be at the time of the public offer.

11.	The Company may via resolution of the Board of Directors to issue redeemable securities and the provisions of Clause 312 of the Company's Law shall apply on such issue of securities.

12.	The Board of Directors shall establish which securities from among its redeemable securities shall be redeemed, from time to time, and shall notify the above securities holders in writing at least 14 days in advance regarding the location, time, and terms of the redemption.

Change of Rights of Share Types

13.	If at any time, the share capital is divided to different types of shares, the rights of a certain type may be changed (unless otherwise established in the terms of issue of such type of shares) following an ordinary resolution of the General Shareholders' Meeting adopted pursuant to the law and these Articles, and following the written consent of the shareholders of the issued shares of that type, or subject to authorization granted in a resolution of an extraordinary meeting of the shareholders of such type. The provisions of these Articles in relation to General Meetings shall apply, mutatis mutandis, on such a meeting of separate type.

14.	The rights granted to holders of a certain type of shares issued with special rights shall not be deemed as changed when creating or issuing additional shares of equal rank, unless otherwise provided in the terms of issue of such shares.

Issue of Shares and Other Securities of the Company

15.	(a)	Subject to the provisions of these Articles, the shares of the Company shall be under the supervision of the Board of Directors and it may allocate and issue them under the terms, in the manner, and at the times it may deem fit, and grant options for their acquisition, including the right to convert bonds and other obligations of the Company.

(b)	The shareholders do not have any precedence or preferred right to acquire Company securities.

(c)	Subject to the provisions of Clause 288 of the Companies Law, the Board of Directors may assign its power to allocate shares and other Company securities as follows: (a) to a Committee of the Board of Directors — in order to issue and/or allocate securities as part of an employee compensation plan or employment or salary agreements between the Company and its employees, or between the Company and employees of a related company whose board of directors consented to it in advance, provided that the issue or allotment is according to a plan that includes detailed criteria outlined and approved by the Board of Directors, and (b)To a committee of the Board of Directors, the CEO or similar office-holder, or to another person recommended by the CEO – Upon an allotment of shares due to exercise or conversion of securities of the Company.

Share Register and Share Certificates

16.	The Company shall conduct a register of the shares and a register of the main shareholders, which shall be managed by the Company Secretary.

17.	In case two persons or more are registered as the joint holders of one share, each one of them may provide binding receipts for every dividend or other amounts in relation to said share. In such case, the Company shall not have to issue more than one certificate for all joint holders, and in such case the share certificate shall be given to the person whose name appears first in the share register in relation to the joint ownership, and the provision of such certificate shall be deemed as provision to all of them.

18.	The Company shall not recognize a shareholder as a trustee, nor shall it have the obligation or be required to recognize an equity right, or a conditioned right, or a future right, or a partial right, or any other right in relation to the share, but for the absolute right of the registered shareholder in relation to every share, unless otherwise indicated by a court decision or the provisions of the law.

19.	A shareholder may receive from the Company, free of charge, within a period of four months following an allocation or transfer registration (unless the terms of issue establish a longer period) a share certificate stamped with the Company's seal in relation to all of the shares registered to his name, detailing the number of shares registered to his name in the shareholders' register.

20.	Each share certificate shall bear the Company's seal and the signature of two directors, or of one director and the Company Secretary, or any other combination as decided by the Board of Directors from time to time.

21.	If a share certificate is damaged, lost, destroyed, or corrupted, the Company may issue another certificate in its stead for a payment, if imposed, and according to the terms that the Board of Directors may deem fit in relation to proof of loss or corruption and guarantee for damages.

Call for Payment

22.	The shareholders shall pay the Company payments not yet paid up for their shares at the times established in the shares' terms of issue and/or in any other document or, if no payment times were established as above, at the times established by a decision of the Company's Board of Directors (hereinafter: "call for payment").

23.	At least 14 days written notice shall be given for every call for payment, indicating who to pay the required amount, the time of payment, and its place. As long as the payment has not been made, the Board of Directors may, via written notification, cancel the call or postpone its time of payment.

24.	Joint shareholders shall be all jointly and separately liable to pay any amounts not yet paid up for the share.

25.	If the required amount for a share is not paid at the time previously established for it, the shareholder shall pay interest on the amount due from him, at the rate established by the Board of Directors from time to time, as of the time established for the payment and until the actual payment. The Board of Directors may waive the interest in full or in part.

Forfeiture of Shares

26.	The Board of Directors may forfeit a share allocated by the Company and sell it, if the consideration that the shareholder undertook to pay, in full or in part, was not paid on time and in the terms established in the shares' terms of issue, and/or in the Articles of Association, and the provisions of Clause 181 of the Company's Law and, mutatis mutandis, also the provisions of the Lien and Encumbrance chapter below shall apply to the forfeiture of the shares.

Lien and Encumbrance

27.	The Company shall be entitled to a first lien and first encumbrance on any share whose full price is yet to be paid, as well as to the income from its sale, and to any dividends announced for it, in order to secure the sums it is due from the shareholder for the shares, whether their time for payment has expired or not, and whether their payment has been demanded, or is about to be made at the established time. However, the Board of Directors may declare at any time that a share is exempt, in full or in part, of the provisions of this article.

28.	The Company is entitled to sell shares regarding which it has a right of lien or encumbrance, provided all of the following conditions are met: (1) The time for the payment of any amount in relation to which there is a right of lien and/or encumbrance has expired (2) 14 days have passed as of having provided the shareholder or whoever is entitled to the share with a written demand to pay the above amount, indicating that in case of lack of payment the shares shall be forfeited or sold by the Company, and (3) the above payment was not made to the Company during the above period and until the sale of the shares.

29.	The income from the sale, minus expenses and any taxes, duties, or obligatory payments, shall be used to settle the part of the amount secured by the lien and/or encumbrance whose due date has passed, and any remainder, if exists, shall be paid to the shareholder or to whoever is entitled to the share, provided that if the full price of the shares has not yet been paid and there are still amounts due from the shareholder to the Company for the shares whose payment time has not yet passed, the Company shall be entitled to a first lien and first encumbrance on the above remainder up to the demanded amount. The buyer shall be registered as the shareholder, and it is not his obligation to oversee the use of the income from the sale or the manner of its registration in the shareholders' register, and his right to the share shall not be derogated from, nor breached due to any flaw or defect in the sale, and the remedy granted to any person harmed from the sale may be claimed only from the Company, and only against it.

30.	In case of a sale or transfer for the execution of a right of lien and/or encumbrance pursuant to this chapter, the Board of Directors shall be entitled to appoint a person to sign the deed of transfer of the sold share and ensure that the buyer is registered in the shareholders' register as the holder of the share that was sold or transferred, as applicable.

31.	As long as the share has not been sold or transferred, the Board of Directors may cancel the execution of its right in the terms it may deem fit.

Transfer of Shares

32.	There is no limitation in these Articles to the transfer of shares from one shareholder to another, or from one shareholder to a person who is not a shareholder.

33.	Any transfer of shares between shareholders registered in the Company's shareholders' register, which is not a sale and/or purchase of Company shares in the Tel Aviv Stock Exchange shall be made via a deed of transfer or by any other customary way, or in any other manner as provided by the Board of Directors. The transferor shall be deemed as a shareholder until the transferee's name is registered in the shareholders' register in relation to the transferred share.

34.	The wording of the deed of transfer of shares shall be as follows or as similarly as possible, or in any wording approved by the Board of Directors:

I, of _________________(hereinafter - "the transferor"), in consideration of the amount paid to me by ________________ of _______________ (hereinafter: ""the transferee"), hereby transfer to the transferee[enter the number of shares]shares with no par value, marked with the numbers ________ to __________ inclusive, of HUB Cyber Security (Israel) Ltd., to be held by the transferee, the managers of his estate, his guardians and legal representatives, pursuant to the terms under which I held them prior to signing this deed, and I, the transferee, hereby agree to accept the above shares according to said terms and subject to the Articles of Association.

And in witness thereof we hereby sign this _____ day of the month of ___________, in the year __________.

The transferor	The transferee

Witness to the transferor's signature	Witness to the transferee's signature

35.	Without derogating from any other limitation for the transfer of shares included in these Articles, the Board of Directors may refuse to register a transfer of shares which have not yet been paid in full and on time.

36.	Every deed of transfer of shares shall be transmitted to the Company's office for its registration together with the certificates of the shares to be transferred and any other proof the Company may require regarding the ownership rights of the transferor, or his right to transfer the shares. Every registered deeds of transfer of shares shall remain in the hands of the company, but any deed of transfer which the Board of Directors refuses to register shall be returned to the filer as per his request.

37.	The Company shall be entitled to close the shareholders' register, as well as any other register in which the Company conducts the ownership registration of any of its other securities, in order to conduct transfers during a period as the Company's Board of Directors may deem fit, as long as the closing period of each register as above does not exceed 30 days a year.

Assignment of Shares and Other Securities (Transfer Pursuant to the Law)

38.	Upon the death of the holder of shares or any other securities of the Company — in case the deceased was a joint shareholder— the surviving joint holder or holders — and in case the shareholder was a sole holder or the sole surviving holder of joint shares or securities of the deceased — the guardians or executors or heirs of the deceased, shall be acknowledged by the Company as the sole holders of the rights to the shares or securities of the deceased. However, the above shall not release the estate of a joint holder of a share or security of the deceased from any obligation in relation to the share or security he held jointly.

39.	Whoever becomes entitled to a share or security due to his being a guardian or executor of an estate or the heir of a holder of securities of the Company or a receiver or liquidator or trustee in bankruptcies of a holder of securities of the Company or according to another provision of law, may, upon presenting proof of his right – as the Board of Directors may demand – be registered as the owner of the share or security or transfer it, subject to the provisions included in these Articles of Association in relation to transfer, to another Person.

40.	Anyone becoming entitled to be registered as a shareholder as a result of a transfer according to this chapter shall be entitled to receive any dividend and other amounts due for the shares, and shall be entitled to give the Company his certification regarding payments, but he shall not be entitled to receive notifications regarding General Shareholders' Meetings, nor be present or vote in them nor, pursuant to these Articles, use any shareholder right, all until he becomes a Company shareholder due to said shares.

General Meetings

41.	General Meetings shall be summoned at least once a year at the place and time established by the Company's Board of Directors, but no later than 15 months following the last General Meeting. These General Meetings shall be called "Annual Meetings." The rest of the Company's meetings shall be called "Special Meetings."

42.	The General Meeting shall discuss all the matters needed to be included in the agenda of the Company's General Annual Meeting pursuant to Corporate Law.

43.	The Board of Directors may summon a Special Meeting any time it deems fit, and shall have the obligation to summon a Special Meeting as per a written request as detailed in Clause 63 of the Company's Law. Any such request must detail the purposes for which a Special Meeting must be summoned and be signed by those requesting its summons, and be delivered to the office.

44.	A notification regarding a General Meeting shall be given by the Company to its shareholders at the times established in the law via the publication of an immediate report in the MAGNA system as per its meaning in the Securities Law (Electronic Signature and Reporting), 5763-2003, as well as via publication of a notice regarding the convening of a General Meeting on the Company's website or via the publication of a notice in at least 2 daily newspapers of wide circulation published in the Hebrew language. Except for notifying as above, the Company shall not notify the shareholders regarding the General Meeting, and these Articles shall be deemed as establishing that no notification regarding the General Meeting shall be given.

45.	The notice regarding the General Meeting shall detail the place, day and time the Meeting shall convene and it shall include the agenda, a summary of the proposed resolutions, the majority required for adoption of the resolutions, the record date for the shareholders to vote in the General Meeting, and any other details required by law. In case the Company establishes that a postponed Meeting shall take place at a time later than the one established in Clause 78(b) of the Companies Law, it shall note the said time in the notice.

46.	In its decision regarding the summons of the Meeting, the Board of Directors may establish the manner of detail of the matters on the Meeting's agenda which shall be communicated to the shareholders entitles to participate in the Meeting, all pursuant to the discretion of the Board of Directors and subject to the provisions of the Companies Law.

47.	A fault in good faith in convening the General Meeting or its conduct, including a fault stemming from the failure to comply with a provision or condition established in the Companies Law or these Articles, including regarding the manner of convening the General Meeting or its conduct, shall not derogate from the discussions held in it, subject to the provisions of the law.

Discussions at the General Meetings

48.	No discussion shall be opened at a General Meeting unless a lawful quorum is present at the opening of the Meeting. Save for cases in which it is otherwise provided in these Articles or in the Companies Law, a quorum shall be constituted when there are present, in person or by proxy, one or more shareholders who hold or represent a quarter (25%) of the voting rights in the Company.

49.	If after the elapse of half an hour from the time set for the Meeting a quorum is not present, the Meeting shall be automatically adjourned for a week or a longer period if so decided by the Company's Board of Directors as noted in the notification to the shareholders. A meeting adjourned as above shall convene on the day established for it at the same time and in the same place the original Meeting was supposed to convene, or at any other time and in any other place as established by the Board of Directors in the notification to the shareholders. At a meeting adjourned as above, one shareholder, whether in person or by proxy, shall constitute of a lawful quorum.

50.	The Chairman of the Board (if existing) or anyone on his behalf shall preside over the General Meeting. If there is no Chairman of the Board or if the Chairman or anyone on his behalf is absent from the Meeting after the elapse of 15 minutes from the time set for the Meeting, or if he refuses to chair the Meeting, the shareholders present at the Meeting shall elect one of the present shareholders to chair the Meeting.

51.	With the consent of a Meeting in which a quorum is present, the Chairman may, and as per the request of the Meeting, the Chairman must adjourn the Meeting from time to time and from place to place as the Meeting may decide. If the Meeting is adjourned for seven days or more, a notification regarding the adjourned Meeting shall be given in the same manner the First Meeting is notified. Except for the above, a shareholder shall not be entitled to receive any notifications regarding an adjournment or the matters to be discussed in the adjourned Meeting. In an adjourned Meeting, no matters shall be discussed other than those that may be discussed in the Meeting in which it was decided on the adjournment.

Voting of the Shareholders

52.	At every General Meeting, a resolution shall be adopted subject to a vote by a quorum of votes.

53.	The Company's decisions at a General Meeting shall be deemed as having been duly adopted if gaining a regular majority of votes of those participating in the vote, unless the Companies Law establishes a special majority in relation to them.

54.	If a shareholder is legally incompetent, he may vote via a member of his trust, the receiver of his assets, his natural guardian or any other legal guardian , and these may vote in person or by proxy.

55.	In a case of joint owners of a share, only the vote of the first of the joint owners shall be accepted, as cast by him or his proxy, without taking into account the votes of the other joint owners, and for this purpose, the first of the joint owners shall be considered the person whose name appears first in the shareholders register.

56.	In terms of voting power, each shareholder shall have a number of votes according to the number of shares he owns, so that each share shall have one vote.

57.	A shareholder in the Company may vote in person or by proxy, as well as by voting slip pursuant to the provisions of the Companies Law on any matter which the Board of Directors established may be voted on via voting slip.

58.	The appointment of a proxy shall be made in writing and shall be signed by the appointer or by his legal representative who has written authority to do so. A corporation shall vote via its representatives as appointed via documents duly signed by the corporation.

59.	A vote according to the terms of a power of attorney shall be valid even if the appointer dies or becomes legally incompetent, is dissolved, bankrupt, or revokes the power of attorney before the vote, unless a written notification is received at the office before the Meeting according to which the shareholder has dies, become legally incompetent, was dissolved, went bankrupt, or revoked the letter of appointment.

60.	The proxy's letter of appointment and power of attorney or any other certificate (if existing), or a copy thereof certified by an attorney, shall be kept in the office or in any other place or places in Israel and abroad as the Board of Directors may establish from time to time in general or in relation to a specific case.

61.	Any letter of appointment of a proxy (whether to a specific Meeting or otherwise) shall be drafted as accepted by the Company's Board of Directors.

62.	A Company shareholder shall be entitled to vote at the Company's Meetings via a number of proxies who shall be appointed by him as long as each proxy is appointed for different parts of shares held by the shareholder. There shall be no impediment for any proxy as above to vote differently at the Company's Meetings.

Directors

63.	The number of Company directors shall be no less than two (2) (not including external directors, but including independent directors) and shall not be more than seven (7) directors (not including external directors but including independent directors). In addition, at least two external directors, appointed and approved pursuant to the provisions of the Companies Law, shall serve at the Company's Board of Directors.

64.	Subject to the provisions of the Company's Law, including in relation to external directors, the directors shall be elected at the Company's Annual General Meeting via a regular resolution once a year, and if not otherwise provided in the resolution regarding the appointment of the directors, their tenure shall last until the end of the next Annual General Meeting following the one in which they were elected. If no directors are elected in the General Meeting, the directors elected in the previous Meeting shall continue in their tenure. Directors whose tenure has ended may be elected anew.

65.	A nominee shall not be appointed as a director at a General Meeting unless the Board of Directors recommended his appointment, and in this regard, the mention of the nominee's name in the Company's notification on the summons of the General Meeting shall be deemed as the Board of Director's recommendation for his appointment, or if a Company shareholder who wishes to nominate him provided the office, no later than 7 days as of the publication of the notice on the Meeting, a written document signed by the shareholder notifying of his intent to nominate the nominee as a director, attaching to said document the written consent of the nominee to serve as a director.

66.	Subject to the maximum number of directors as above, the Board of Directors may appoint an additional Company director or directors up to the maximum. number as above, and a director so appointed shall serve until the date of the next Annual Meeting following his appointment by the Board of Directors.

67.	The General Meeting or the Board of Directors may establish that the tenure of a director appointed by them, as applicable, shall start at a later date than the date of the decision to appoint him.

68.	The General Meeting may at any time, by a simple majority resolution, remove from office any director (except an external director regarding whom the provisions of the Companies Law shall apply) before the end of his tenure, as long as the director is given a reasonable opportunity to express his position before the General Meeting. In addition, the General Meeting may by a simple majority appoint another individual as a director instead of the director who was removed as above, and the tenure of the director appointed as a substitute of the director who was substituted and/or removed as above shall be as provided by Article 65 above.

69.	The eligibility conditions of nominee external Company directors, the manner of appointment of external directors, the length of their tenure, and the times and manner in which their tenure shall expire are as provided in the Companies Law. Subject to the provisions of Corporate Law, at least one (1) external director with accounting and financial skills as defined in Corporate Law shall serve in the Board of Directors.

70.	The directors, as such, shall be entitled to a salary, as well as expenses they may have while serving in their position as directors. The General Meeting shall determine the salary of the directors and the external directors. The directors and external directors shall receive their remuneration pursuant to Corporate Law.

71.	A director's position (except for an external director) shall cease in each of the following cases:

A)	If he resigns from his position via a written and signed letter delivered to the Company's registered office.

B)	If he goes bankrupt.

C)	If he becomes legally incompetent.

D)	If he was terminated by the General Meeting.

E)	Upon his death, and in case of a corporation - upon its dissolution.

F)	Upon any one of the cases detailed in Clause 228 of the Companies Law.

72.	If a director's position is vacant, the Board of Directors may continue to operate in relation to any matter as long as the number of directors is not less than the minimum number of directors established in these Articles. If the number of directors is lower than said number, the Board of Directors shall not be allowed to operate but for the appointment of additional directors as provided in Article 67 above or to summon a General Meeting in order to appoint additional directors, yet for no other purpose.

73.	A director may resign by giving notice to the Board of Directors, the Chairman of the Board, or the Company, as required by the Companies Law and the resignation shall enter into force at the time the notice is given, unless a later date is established in the notice.

74.	Subject to Corporate Law, as long as the Company's General Meeting has not determined otherwise, the Company shall not be required to appoint as Company directors a minimal number of independent directors as defined in the Company's law.

Substitute Director

75.	A director may appoint his own substitute. Notwithstanding the above, a person who is illegible to be appointed as a substitute director, or a serving director or serving substitute director of the Company shall not be appointed and shall not serve as a substitute Company director.

76.	A person serving as a director may be appointed as a substitute director of a Board Committee member, as long as the nominee substitute director to serve in the Board Committee does not serve in said Board Committee as a member, and if he is a substitute director of an external director, the nominee shall be an external director with accounting and financial skills or professional competence, in accordance with the competence of the substituted director.

77.	A substitute director shall be equal to the director he was appointed to substitute, and he shall be entitled to attend Board meetings and Board Committee meetings, and to participate and vote in them as the director who appointed him would be entitled to do.

78.	Subject to the provisions of the law, a director who appointed a substitute director may cancel the appointment at any time. In addition, a substitute director's position shall be terminated whenever the position of the director who appointed him as substitute director is terminated in any way.

79.	Any appointment of a substitute director or termination of the appointment as above shall be carried out via a written notice to the substitute director and the Company, and the appointment shall enter into force after delivering the letter of appointment or the letter of termination, as above, or at the time established in the letter of appointment or the letter of termination, the later of both, and if no period is mentioned in the appointment letter, the period shall be equivalent to the tenure period of the appointing director.

80.	Subject to the provisions of the Companies Law, the Company may remunerate a substitute director for his participation in the Board of Directors' meetings.

The Work of the Board of Directors

81.	The Board of Directors may convene in order to manage the Company's business and may postpone the Board of Directors' meetings and arrange for them in any other manner as it may deem fit. A director may summon the Board of Directors at any time and the Secretary shall have the obligation to do so whenever requested by a director.

82.	The Board of Directors lawful quorum to manage the Company's business is created whenever the majority of the Board members entitled to vote at the time are present in the meeting.

83.	If after half an hour as of the time established for the Board of Directors' meeting there is no quorum present, the meeting shall be postponed to the next day at the same time and place, or to any other day and/or time and/or place as shall be determined in a notification to the directors. If at the postponed meeting there is no quorum present after half an hour as of the time established for the meeting, two (2) directors shall constitute a lawful quorum and the Board of Directors may discuss and decide any matters for which the meeting was summoned.

84.	A decision in writing, signed by all the directors entitled at that time to receive notifications regarding the summons of a Board of Directors meeting, or a decision signed by the Chairman of the Board alone pursuant to Corporate Law shall be deemed as a decision duly adopted by the Company's Board of Directors.

85.	Every director may be present and vote at any meeting of the Board of Directors via another director or via a person appointed by him as a proxy, either for one meeting, or for a known period, or until notifying of the appointment cancellation. The appointment of a proxy shall be made in writing.

86.	Each proxy shall have the number of votes as the number of directors who appointed him as proxy, and if he himself is a director, he shall have the above votes in addition to his own.

87.	A director may appoint two proxies; however, if both proxies of the same director are present at a Board of Director's meeting, only one of them shall be entitled to participate and vote.

88.	The Board of Directors may conduct meetings via any means of communication, as long as all participating directors are able to hear each other simultaneously.

89.	The Board of Directors shall appoint one of its members as the Chairman of the board, and the Board of Directors may remove the Chairman of the Board from his position and appoint someone else in his stead. The Board of Directors may appoint from among its members one or more Vice-Chairmen of the Board to serve as the Chairman's substitute in his absence. The Board of Directors may determine the tenure period of the Chairman of the Board and the Vice-Chairmen. If no period is determined as above, the Chairman of the Board and the Vice-Chairmen shall serve in their positions as long as they serve as directors and no decision has been adopted by the Company's Board of Directors regarding their replacement.

90.	.

91.	Any issues raised at the Board of Directors' meetings shall be decided by a majority of votes. If the vote at the Board of Directors' meeting is tied, the Chairman of the Board shall not have the right to an additional or casting vote.

92.	Any meeting of the Board of Directors at which a quorum is present shall be entitled to exercise all or part of the authorities, powers of attorney, and consideration vested at that time in the Board of Directors or which are usually exercised by it.

93.	Subject to the provisions of Corporate Law, the Board of Directors may delegate its powers or any part thereof to Committees, as long as at least one external director serves in each Committee entitled to exercise any of the powers of the Board of Directors. Any Committee established as above must comply with all of the directions given to it from time to time by the Board of Directors. The provisions included in these Articles in relation to the order of the Board of Directors' meetings shall apply, mutatis mutandis, on all the meetings and discussions of each Committee comprised of two or more members as above, and all as appropriate and as long as the Board of Directors has not determined the order of the Committee's meetings.

94.	All actions carried out in good faith at the Board of Directors' meeting or by a Board of Directors' Committee or by any person acting as a director shall be valid as if each such person was duly appointed, even if it is discovered thereafter that there was a fault in the appointment of a director or such a person acting as above, or that they, or one of them, were ineligible.

The Powers of the Board of Directors

95.	The management of the Company's business shall be in the hands of the Board of Directors. Without derogating from the powers of the Board of Directors as granted pursuant to these Articles, the Board of Directors shall outline the Company's policy and oversee the performance of the CEO's responsibilities and actions and shall have all of the powers granted to it pursuant to the Companies Law.

Audit Committee

96.	The provisions of this chapter shall apply as long as the Company is a Public Company.

97.	The Company's Board of Directors shall appoint an audit committee from among its members. If the tenure of a Committee member as a Company director terminates and he is simultaneously reappointed as a Company director, there shall not be a need to reappoint him as a Committee member, and he shall continue serving in this position consecutively.

98.	The number of Audit Committee members shall not be lower than the number established in the Companies Law and its composition shall be as established in Clause 115 of the Companies Law.

99.	The Audit Committee shall notify the Company's Internal Auditor on the convening of its meetings and shall enable him to participate in them.

100.	If the Internal Auditor requests the Chairman of the Audit Committee to summon the Committee, the Chairman of the Audit Committee may, if he so deems fit, summon the Committee to discuss the matter detailed in the Internal Auditor's request.

101.	A notification regarding the summons of an Audit Committee meeting dealing with a matter related to the audit of the financial statements shall be delivered to the auditing accountant, who shall be entitled to participate in it.

102.	The responsibilities of the Audit Committee shall be as detailed in Clause 117 of the Companies Law.

103.	Subject to the provisions of the Companies Law, the provisions of these Articles and the instructions of the Board of Directors shall apply, mutatis mutandis, to the Audit Committee's work.

CEOs

104.	The Board of Directors may from time to time appoint one or several individuals as CEOs (hereinafter - "CEO") or joint CEOs, whether for a fixed period or an indefinite one, and it may from time to time remove or dismiss him or them from their position or positions (subject to the provisions of any agreement between him or them and the Company) and appoint another or others in his or their stead.

105.	Subject to the provisions of any agreement between him and the Company, the CEO, if also a Company director, shall be subject to the same provisions regarding resignation and termination in relation to his tenure as a director as the rest of the Company directors.

106.	The Board of Directors may from time to time, and subject to the provisions of Corporate Law, grant the CEO or CEO's serving at that time the same powers it has pursuant to these Articles as it may deem fit, and it may grant such powers for the same period and purposes and under the same terms and limitations as deemed useful, and it may grant such powers whether without waiving the Board's powers in the matter and or in their stead, in full or in part, and it may from time to time cancel, revoke, or change said powers, in full or in part.

107.	Without derogating from the above, the Board of Directors may instruct the CEO on how to act regarding a certain matter. If the CEO fails to fulfill the instruction, the Board of Directors may exercise the required power to execute the instruction in his stead.

108.	If the CEO is unable to exercise his powers, the Board of Directors may exercise them in his stead.

109.	The CEO may assign his powers to his subordinate or subordinates, subject to the Board of DIrector's approval. An approval as above may be granted in general, or in relation to a specific matter, and via a specific decision or in the framework of the Board of Director's procedures.

Officers and Employees

110.	Subject to the provisions of these Articles, the CEO shall appoint the Company's officers, including the Company Secretary, in the terms he shall deem fit. In addition, the CEO may determine the period and terms of their tenure and their powers and obligations, and may terminate an officer and appoint another in his stead. For the removal of doubt, if the Board of Directors authorizes a corporation to fulfill the CEO's responsibilities, such corporation shall also have the power to fulfill the responsibilities of the Company officers via employees of it and/or on its behalf.

111.	In addition, the Board of Directors shall have the authority to appoint, as well as, to its discretion, remove or suspend any employee or representative, whether employed permanently or temporarily or for special services, as the Board of Directors may deem fit from time to time, and determine their powers, obligations, and salary.

112.	Subject to the provisions of the Companies Law and these Articles, the Board of Directors may assign his powers, in full or in part, to a Company officer or to anyone else. The assignment of the Board of Director's powers may be carried out in relation to a certain matter or for a certain period.

Internal Auditor

113.	As long as the Company is a Public Company, it shall appoint an Internal Auditor pursuant to the provisions of the Companies Law.

a)	The Internal Auditor's supervisor shall be the Chairman of the Company's Board of Directors, unless the Board of Directors establishes otherwise.

b)	Proposals for the Internal Auditor's annual or periodic work plan shall be brought to the approval of the Board of Directors or the Audit Committee, as established by the Board of Directors.

Signature on Behalf of the Company

114.	The signatory rights on behalf of the Company shall be determined from time to time by the Company's Board of Directors.

Distribution

115.	Subject to special rights, if any, granted to certain shares in relation to distribution, the Company's distributable profits to be distributed as dividends shall be used for the payment of dividends for the Company's shares.

116.	Shares shall be entitled to dividends as of the time of their issue.

117.	Subject to the provisions of the Companies Law, the Company's Board of Directors may declare a distribution, including of dividends, as well as a stock buyback, whether in lieu or in cash, and all related matters including the dividend's rate, the effective date for entitlement to a dividend to be paid to the shareholders, and it may determine the time of payment as well as address any problem that may arise in relation to the distribution.

118.	A notification regarding the distribution declaration shall be given to the registered shareholders in the manner indicated below.

119.	Unless otherwise established by the directors, each dividend may be paid by check or money order sent by mail according to the registered address of the shareholder or the person entitled to it, or in case of joint registered holders, to the shareholder whose name is mentioned first in the register in relation to the joint ownership. Any such check shall be made to the order of the person to whom it is sent. A receipt from a person whose name, on the dividend declaration date, is registered in the shareholders' register as the shareholder, or in case of joint shareholders, from one of the joint shareholders, shall serve as certification regarding all the payments made in relation to the same share, and in relation to which the receipt was obtained. The Board of Directors may invest any unclaimed dividend for a period of one year following its declaration, or use it in any other manner in favor of the Company until it is claimed. The Company shall not be charged any interest for an unpaid dividend or for unpaid interest.

Dividends In Lieu

120.	The Company's Board of Directors declaring a dividend may decide that such dividend shall be paid, in full or in part, via the distribution of certain assets, especially of fully paid-in shares, bonds, or any other security of any other company, or in several of such manners.

Auditing Accountant

121.	The General Meeting shall appoint an accountant, and his responsibilities, powers, and salary shall be determined pursuant to the provisions of these articles and of the Companies Law, and in the absence of an express provision - as the Board of Directors may determine.

122.	The auditing accountant shall be appointed by the Annual Meeting and shall serve in his position until the end of the subsequent Annual Meeting. However, pursuant to the provisions of the Companies Law and Article 123 below, the General Meeting may appoint an auditing accountant to serve for a longer period.

123.	The General Meeting may terminate the tenure of an auditing accountant before the end of the period for which he was appointed, pursuant to the provisions of the Companies Law.

124.	The Board of Directors shall have the authority to determine the auditing accountant's salary.

Liquidation

125.	Upon the Company's liquidation, its surplus assets, subject to the rights granted to any type of shares issued at the time, will be distributed among the shareholders in proportion to the number of shares held by each. Subject to the consent of the Company's General Shareholders' Meeting, the liquidator will be entitled to order the transfer of any asset of the company to trustees to hold it in escrow in favor of the shareholders or distribute any property in kind among the shareholders.

Notifications

126.	A notification regarding a General Meeting shall be sent as provided in Article ____ of these Articles.

127.	Without derogating from the above, the Company may send a notification or any other document via registered mail to the address of the person entitled to receive the notification, as registered in the shareholders' register or in any other securities register conducted by the Company. Without derogating from the above, the Company may notify the shareholders by publishing the notification once on the Company's website, or in at least 2 daily newspapers of wide circulation published in the Hebrew language. Publication as above may be in addition or instead of notifying as above. The date of the publication on the website or in the newspaper shall be deemed as the date the notification was received by the shareholders.

128.	Any notification that must be given to the shareholders shall be given, in relation to jointly held shares, to the person listed first in the shareholders' register, and any notification given in this manner to the shareholders shall be deemed as sufficient.

129.	Every member registered in the shareholders' register according to an address, whether in Israel or abroad, shall be entitled to be sent to said address any notification he is entitled to receive pursuant to the Companies Law; however, except for the above, no shareholder not registered in the shareholders' register according to an address shall be entitled to receive any notifications from the Company.

130.	Any notice or other document delivered or sent to a shareholder pursuant to the provisions of the Articles of Association shall be considered as having been duly delivered and sent regarding the shares held by him (whether regarding shares held by him alone or regarding shares held by him jointly with others) even if said shareholder was deceased at that time or was bankrupt (whether the company knew of his death or bankruptcy or not) until another person is registered in his stead as the shareholder or joint shareholder, and delivery as above shall be considered a sufficient delivery to any heirs, trustees, directors, or transferees and any other people (if any) who have a right to the shares.

131.	Any notice or other document sent by mail shall be deemed as having been delivered on the day following the day the letter containing the notification or the document was handed to the post office, and when wishing to evidence delivery, it shall suffice to prove that the letter containing the notification or the document was addressed to the correct address and handed to the post office as a stamped letter or a stamped registered letter. Lack of notification regarding a meeting or any other notification shall not consist of grounds for the cancellation of any proceedings based on such notice. Any registration normally made in the Company's register shall be deemed as prima facie evidence of delivery as registered in said register.

132.	Whenever an advance notification of a certain number of days or a notification valid for a certain period are required, the delivery day shall be counted as part of the number of days or the period.

Exemption

133.	Subject to the provisions of the Companies Law, the Company may, to the largest extent as allowed by the law, to exempt an officer of the Company, in advance or retroactively, in full or in part, from his liability for any damage of any kind caused, or that may be caused to the Company, directly or indirectly, if caused or that may be caused due to breach of the duty of care towards it and including due to any decision, lack of decision, or any derived form of the above, as well as due to an event, ground, obligation, expense, or other damage which an exemption from may be possible according to the provisions of the Companies Law at the time relevant for the approval of the exemption, save for a case of breach of duty of care towards the Company in a distribution.

The above shall apply also in relation to the exemption of a Company officer in relation to his being an officer or other functionary of a subsidiary or any other company in which the Company holds shares directly or indirectly, or that the Company has any interest in ("other company").

Liability Insurance

134.	Subject to the provisions of the law, the Company may enter into a contract for insurance of the full or partial liability of one of its officers, as defined in the Companies Law, (at the maximum extent permitted by law, due to a duty imposed upon him for an action he took in his capacity as an officer in each of the following:

a)	Breach of the duty of care toward the Company or toward another person;

b)	Breach of fiduciary duty toward it, provided that the officer acted in good faith and had reasonable grounds for assuming that the action would not harm the interests of the Company;

c)	A monetary liability imposed upon him in favor of another person;

d)	A payment to a party injured by breach as provided by Clause 52-54(a)(1)(a) of the Securities Law;

e)	Expenses that an officer incurred in connection with an administrative proceeding conducted against him, including reasonable litigation expenses, including attorney's fees;

f)	Any other event due to which the law allows to insure the liability of an officer.

Indemnity

135.	Pursuant to the provisions of the law, the Company may indemnify an officer of the Company for a liability or expense imposed upon him for an action he carried out in his capacity as an officer, at the maximum extent permitted by law, and as detailed below:

a)	A monetary liability imposed upon him in favor of another person in a court decision, including a decision given in a settlement or in an arbitrator's award approved by the court;

b)	Reasonable litigation expenses, including attorney's fees, incurred by an officer due to an investigation or proceeding conducted against him by an authority competent to conduct an investigation or proceeding, and which ended without an indictment being filed against him and without any financial penalty being imposed upon him in lieu of a criminal proceeding, or which ended without an indictment being filed against him but with the imposition of a financial sanction in lieu of a criminal proceeding that does not require proof of criminal intent or in connection with a financial sanction; in this clause – a proceeding which ended without an indictment being filed against him on a matter for which a criminal investigation was opened - shall mean the closure of the case pursuant to Clause 62 of the Criminal Procedure Law (combined version) 5742-1982 ("the Criminal Procedure Law"), or stay of proceedings by the Attorney General pursuant to Clause 231 to the Criminal Procedure Law.

In this paragraph - "financial penalty in lieu of a criminal proceeding" - a financial penalty imposed by law as an alternative to criminal proceedings, including an administrative fine pursuant to the Administrative Offenses Law, 5746-1985, a fine for an offense established as a fine offense pursuant to the Criminal Procedure Law, a financial sanction or ransom;

c)	Reasonable litigation expenses, including attorney's fees, incurred by an officer or which he was ordered to pay by the court in a proceeding filed against him by the Company or on its behalf or by another person, or in a criminal indictment of which he was acquitted, or in a criminal indictment in which he was convicted of an offense which does not require proof of criminal intent, and all due to an action he carried out in his capacity as a Company officer;

d)	Payment to a victim of breach as provided in Clause 52-54(a)(1)(a) of the Securities Law, including reasonable legal fees and attorney's fees;

e)	Expenses that he incurred in connection with an administrative proceeding conducted against him, including reasonable litigation expenses, including attorney's fees, inasmuch as allowed by the law.

f)	Any liability or other expense imposed upon, or incurred by him for an action he carried out in his capacity as a Company officer, which he may be indemnified for pursuant to the provisions of the law.

136.	Indemnification as above in Article 135 above may be:

a)	By way of an advance undertaking, provided that in relation to Article 135(a) above, this commitment is limited to types of events that to the Board of Director's opinion, are expected in light of the Company's actual activity at the time of granting the undertaking to indemnify and the amount of benchmark that the Board of Directors has determined are reasonable under the circumstances and that in the commitment to indemnify there are details of the events which, in the opinion of the Board of Directors, are expected in light of the company's actual activity at the time of granting the undertaking, and of the amount or standard which the Board of Directors determined to be reasonable under the circumstances.

The total aggregated indemnification amount the Company shall pay per event pursuant to an advance undertaking to indemnify for a liability pursuant to Article 135 (a) above for all officers of the Company, the subsidiaries and/or related companies according to indemnification letters issued or that shall be issued to them by the Company from time to time (hereinafter: "the indemnification letters"), shall not exceed an amount equal to 25% of the Company's effective equity according to the last balance sheet published before receipt of the indemnification letters, or an amount of 25 million ILS, the higher of the two, plus all the amounts that shall be obtained from the insurance companies, if any, from directors and officers insurance in the Company that the Company purchased and/or shall purchase from time to time for the types of events established in the indemnification letters (hereinafter: "the maximum indemnity amount"). For the removal of doubt, "the Company's effective equity" shall mean the Company's equity according to its last consolidated financial statements at the time of paying the indemnity.

b)	By way of retroactive indemnification.

Subject to the provisions of the Companies Law, the Company may indemnify a Company officer retroactively for a liability or expense as detailed in Article 135 above, including, in relation to indemnification for a liability as mentioned in Article 136(a), without the limitations listed in Article 136(a) above.

137.	Articles 135 to 137 above shall not apply in the following cases:

a)	Breach of fiduciary duty, except for indemnity and insurance for fiduciary duty toward the Company when the officer acted in good faith and had a reasonable basis to assume that the action would not harm the interests of the Company;

b)	Intentional or reckless breach of duty of care, except if done only negligently;

c)	an action taken with the intention of making unlawful personal gain;

d)	A penalty, civil penalty, financial sanction or ransom imposed on him;

e)	An administrative enforcement proceeding, except for expenses, as described in Article 135 (d) and (e) and in Article 136 (d) and (e).

138.	An undertaking to indemnify and insure an officer as above may be valid even after the officer has ceased to serve in the Company.

139.	Nothing in the above provisions in relation to exemption, indemnification, and insurance is, or shall be deemed as limiting the Company in any way in granting an exemption or entering into an insurance or indemnification agreement or prevent it from exempting, insuring, or indemnifying:

a)	Anyone who is not an officer in the Company, including employees, contractors, or advisors of the Company who are not officers, and it may do so subject to the provisions of the law;

b)	Officers or other functionaries in subsidiaries and other companies;

c)	Officers inasmuch as they are not prohibited according to the law or as shall be allowed in the future.

140.	It is hereby clarified that an undertaking regarding exemption, indemnification, and insurance of an officer as above may be valid also after the officer has ceased to serve in the Company.

141.	The Company may, as mentioned above, indemnify, insure, and exempt from liability any officer at the maximum extent as allowed by applicable law. Accordingly: (1) Any amendment to the Companies Law, the Securities Law, the Economic Competition Law, or any relevant law which broadens the Company's ability to indemnify, insure, or exempt from liability any officer, or that broadens the right of any officer to be indemnified, insured, or exempted from liability, beyond and in addition to the provisions of these Articles, shall apply to the maximum extent possible, automatically, and immediately on Company officers and shall be deemed as included in these Articles to the maximum extent allowed by law; and (2) No amendment to the Companies Law, the Securities Law, the Economic Competition Law, or any other applicable law which harms the Company's ability to indemnify, insure, or exempt from liability any officer, or that harms any officer's right to be indemnified, insured, or exempted from liability as detailed in these Articles shall retroactively affect nor have an effect on the undertakings or ability of the Company to indemnify, insure, or exempt from liability any officer for any action (or omission) carried out before an amendment as above, unless otherwise provided in the applicable law and if provided. Inasmuch as the law establishes that the validity of the provision is contingent on the Company's Articles of Association including a provision that allows to indemnify, insure, or exempt from liability in such cases, then such provision shall be deemed as having been included in these Articles (including, without derogating from the generality of the above, as mentioned in Clause 56H of the Securities Law and Clause 50P of the Economic Competition Law, as worded from time to time). For the record, the provisions of this Clause shall not apply in relation to any change in the maximum indemnification amount established in Article 137 above which is not updated automatically.

Validation of Operations and Approval of Transactions

142.	Subject to the provisions of the Companies Law, any transaction of the Company with a Company officer or a transaction of the Company with another person who the officer has an interest in, which is not an extraordinary transaction, shall be approved as follows:

a)	A commitment as above in a transaction that is not extraordinary, shall be approved by the Board of Directors or by another body (including the Company's Audit Committee) who shall be authorized for it by the Board of Directors, whether via a specific decision or in the framework of the Board of Directors procedures, and whether via general authorization or authorization of a certain type of transactions, or authorization of a specific transaction.

b)	Approval of transactions which are not extraordinary as above may be carried out by granting a general approval to a certain type of transactions or via the approval of a specific transaction.

*            *            *            *